UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange of 1934

November 14, 2006

(Date of earliest event reported)

USG CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 South Franklin Street, Chicago, Illinois 60606-4678

(Address of principal executive offices, including zip code)

(312) 606-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On November 14, 2006, USG Corporation (the “Corporation”) issued a press release announcing the pricing of a private offering of $500 million aggregate principal amount of its 6.30% Senior Notes due 2016. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with the private offering of the notes, the information below was disclosed by the Corporation in the preliminary offering memorandum distributed to qualified institutional buyers (as defined under Rule 144A of the Securities Exchange Act of 1934).

The following table shows the Corporation’s consolidated cash and cash equivalents, debt and capitalization as of September 30, 2006 and as adjusted to reflect each of the items set forth in the column “Adjustments,” including the application of the estimated net proceeds of the offering of the notes to pay or repay obligations to the asbestos trust created pursuant to Section 524(g) of the U.S. Bankruptcy Code under the plan of reorganization in the Corporation’s and certain of its debtor subsidiaries’ recent Chapter 11 proceedings.

	As of September 30, 2006	Adjustments	As Adjusted (a)	xEBITDA (b)(c)
	(dollars in millions)
Cash and cash equivalents	$1,453	$(914)	$539

Note payable to Section 524(g) asbestos trust	10	(10)	—	0.0x
Contingent note payable to Section 524(g) asbestos trust	3,050	(3,050)	—	0.0x

Total short-term debt	3,060	(3,060)	—	0.0x

Tax bridge loan (d)	—	1,150	1,150	1.0x
Term loan	—	500	500	0.4x
Senior notes offered in the private offering	—	500	500	0.4x
IRBs	239	—	239	0.2x

Total long-term debt	239	2,150	2,389	2.0x

Total debt	3,299	(910)	2,389	2.0x

Stockholders’ equity	1,551	—	1,551	1.3x

Total capitalization	4,850	(910)	3,940	3.3x

(a)	These data are adjusted to reflect the impact of the repayment of the contingent payment note, expected borrowings under the Corporation’s credit agreement, the issuance of the senior notes in the private offering and the payments reflected in “Offering Memorandum Summary — Sources and Uses” in the offering memorandum relating to the notes offering.
(b)	These data represent the ratio of each item to EBITDA for the 12-month period ended September 30, 2006 of $1.2 billion.
(c)	The Corporation has defined EBITDA as net earnings before interest income, interest expense, taxes, depreciation, depletion and amortization expense, reorganization expenses and other non-cash adjustments. EBITDA is not defined under generally accepted accounting principles in the United States (“GAAP”). You should not consider EBITDA in isolation or as an alternative to operating profit (loss) or net earnings (loss) as a measure of the Corporation’s operating performance, cash flow provided by operating, investing and financing activities as a measure of the Corporation’s ability to meet cash needs or other measures of performance prepared in accordance with GAAP. The Corporation believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to costs associated with taxes, depreciation and amortization. Accordingly, the Corporation has disclosed this information in the offering memorandum relating to the notes offering as a supplemental disclosure to permit a more comprehensive analysis of the Corporation’s debt servicing ability. Because all companies do not calculate EBITDA identically, the Corporation’s presentation of EBITDA may not be comparable to EBITDA or similarly titled measures of other companies.

The following table is a reconciliation of EBITDA to net earnings (loss), the most comparable GAAP measure to EBITDA for the 12-month period ended September 30, 2006:

Twelve months ended September 30, 2006
(in millions)
Net earnings (loss)	$(1,593)
Cumulative effect of accounting change	11
Interest income	(26)
Interest expense	540
Taxes	(967)
Depreciation, depletion and amortization	134
Provision for asbestos claims	3,056
Reorganization expenses	12

EBITDA	1,167

(d)	The Corporation expects that it will use the tax bridge loan facility under its credit agreement to repay approximately $1.1 billion of the contingent payment note. Under the Corporation’s credit agreement, the Corporation is required to repay the tax bridge facility upon receipt of tax refunds that it anticipates it will receive as a result of tax deductions generated by the payments to the Section 524(g) asbestos trust.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 —	USG Corporation press release dated November 14, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant

By:	/s/ Richard H. Fleming
Richard H. Fleming Executive Vice President and Chief Financial Officer

Date: November 15, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	USG Corporation press release dated November 14, 2006